EXHIBIT 99.1

February 02, 2010

NV Energy Announces CFO Departure

Chief Accounting Officer E. Kevin Bethel To Serve As Interim CFO Pending Search For Successor

LAS VEGAS--(BUSINESS WIRE)--NV Energy, Inc. (NYSE:NVE) announced today that William D. Rogers has resigned as Chief Financial Officer and Treasurer, and that E. Kevin Bethel, 46, current Chief Accounting Officer and Controller, will serve as interim CFO until a permanent successor is named. Before joining NV Energy in November 2007, Bethel was Assistant Controller for American Electric Power in Columbus, Ohio.

Michael Yackira, NV Energy President and Chief Executive Officer, said, “On behalf of the board and senior management team, I want to thank Bill for his many contributions over the past five years. He has helped us to position the Company for long-term success and we wish him well in his future endeavors.” Yackira added, “I am delighted Kevin Bethel has agreed to work with the team and me in the interim role as we work to identify the right person with the right experience to fill that position on a permanent basis.”

Said Yackira, “We believe we are on track in the execution of our strategy and are successfully positioned to capitalize on a slowly improving economy. Among other things, we are continuing to expand our renewable energy portfolio, which includes a recent agreement to develop Great Basin Transmission, a high-voltage transmission line that will allow us to bring renewable energy from the northern part of the state to the south for the first time.”

As scheduled, NV Energy will report fourth-quarter earnings and 2009 year-end results on February 11. The Company expects to report $0.78 per share for the full year 2009.

About NV Energy

Headquartered in Las Vegas, Nevada, NV Energy, Inc. is a holding company with principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, doing business as NV Energy. Serving a combined 54,500-square-mile service territory, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually. For more information, visit www.NVEnergy.com.

This press release may contain forward-looking statements regarding the future performance of NV Energy, Inc. and its subsidiaries, Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, NV Energy Inc.’s ability to maintain access to the capital markets, NV Energy Inc.’s ability to receive dividends from its subsidiaries, the financial performance of NV Energy Inc.’s subsidiaries, particularly Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy, and the discretion of NV Energy Inc.’s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in NV Energy Inc.’s and its subsidiaries' financing agreements. For Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy, these risks and uncertainties include, but are not limited to, future economic conditions both nationally and regionally, changes in the rate of industrial, commercial and residential growth in their service territories, their ability to procure sufficient renewable energy sources in each compliance year to satisfy the Nevada Renewable Energy Portfolio Standard, changes in environmental laws and regulations, construction risks, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, employee workforce factors, including changes in and renewals of collective bargaining agreements, strikes or work stoppages, unseasonable weather, drought, threat of wildfire and other natural phenomena, their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company d/b/a NV Energy, financial market conditions, and unfavorable rulings in their pending and future regulatory filings. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Inc., Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy are contained in their quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and their Annual Reports on Form 10-K for the year ended December 31, 2008, each filed with the SEC. NV Energy Inc., Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

NV Energy, Inc.
Media Contact:
Rob Stillwell, 702-402-5683
or
Investor Contact:
Britta Carlson, 702-402-5624